Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 20, 2014, January 27, 2016 as to the effects of the corrections discussed in Note 2, relating to the consolidated financial statements of LVB Acquisition, Inc. appearing in the Current Report on Form 8-K of Zimmer Biomet Holdings, Inc., filed on January 28, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
February 4, 2016